Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal Fourth Quarter and Full Year 2022 Results

Dubuque, Iowa – August 22, 2022 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported fourth quarter and full-year fiscal 2022 results.

Key Results for the Fourth Quarter and Full Year Ended June 30, 2022

•

Net sales for the quarter decreased by 8.6% to $124.5 million compared to $136.2 million in the prior year’s quarter.  For the year, net sales increased 13.6% to $544.3 million compared to $478.9 million in the prior year.

•	Gross margin decreased to 14.2% for the fourth quarter and 13.4% for the year compared to 19.4% in the prior year quarter and 20.2% for the prior year.
•

GAAP net loss per diluted share of ($0.05) for the current quarter and net income of  $0.28 for the current year compared to net income of $0.81 in the prior year quarter and net income of $3.09 in the prior year.

•	Non-GAAP[1] net income per diluted share of $0.41 for the quarter and $0.64 for the year compared to net income of $0.61 in the prior year quarter and $2.99 in the prior year.
•	Share repurchases of $7.1 million for the quarter and $35.1 million during the year.

1GAAP to non-GAAP reconciliations follow the financial statements in this press release

Management Commentary

“We performed solidly in the fourth quarter given challenging conditions which included slowing consumer demand, exacerbated by a glut of retail inventory, continued inflationary pressures, most notably fuel, and intensifying competitive pricing pressures.  I am encouraged by the fact that we adjusted to these challenges and were able to deliver sales for the quarter of $124 million, an 8.6% decline compared to the prior year. While sales in the quarter were challenged, the full year remained positive with a record-setting year on net sales growth of 13%,” said Jerry Dittmer, President, and CEO of Flexsteel Industries. “In spite of these economic headwinds, we continued to compete well and gain market share, successfully reducing our lead times to 3 to 5 weeks which is an advantage compared to many of our competitors.”

“Fiscal 2022 was a year of significant challenges but also many successes, and I’m especially proud of and grateful for our team of dedicated employees.  Their resilience in the face of numerous obstacles presented by COVID-19 and unprecedented global supply chain disruptions was outstanding.  Even with these hurdles, our team delivered another record-setting year of sales.  At the same time, we made notable strides in advancing our strategic agenda and building a solid foundation for long-term profitable growth.  We strengthened talent and culture, including the addition of two key new executive team members to build on our success in global supply chain operations and the finance and accounting organization. The expansion of our supply chain capacities at our Juarez, Mexico plant was successful and we strengthened our customer service experience by opening a new distribution facility on the east coast. Our digital capabilities continue to improve via our direct-to-consumer website, www.homestyles-furniture.com, and our well-received website, www.flexsteel.com, with an improved user experience and significant digital assets.  ”

Mr. Dittmer continues, “Given my confidence in our team’s commitment to profitable growth, we enter fiscal 2023 well positioned to successfully face the challenges ahead while still delivering improved earnings and a stronger balance sheet.   We are focused on inventory management and successfully reduced inventory levels by $19.9 million versus where we ended a year ago. We expect reductions in inventory to generate positive operating cash flow in the fiscal year 2023 as we continue to right-size our inventory levels. In summary, we’re enthusiastic about the long-term growth opportunities for the Company while being mindful of the short-term challenges we will face ahead and are making the right strategic decisions now to realize our growth potential.”

“While our long-term growth outlook remains promising, there is are a few market headwinds which we are navigating in the short-term that may create pressure on our first half profit results for fiscal 2023.  First, consumer demand is waning due to the slowing of the economy and demand normalization compared to the pandemic-induced spending of recent years.  At the same time, retailers are receiving a significant amount of imported inventory, leading to an inventory glut at most retailers. These historically high levels of inventory may lead to aggressive pricing actions taken by competitors in order to continue to move inventory. Second, cost inflation remains a prominent risk.  We realized major cost increases during the past fiscal year in virtually all our raw materials and finished goods as well as labor and domestic transportation.  Continued imbalances between supply and demand for these resources may continue to exert upward pressure on costs.  In response to all these factors, we continue to prudently manage discretionary SG&A expenditures, pursue new sources of profitable growth, and drive cost efficiencies to partially offset these margin pressures until cost increases and supply chain disruptions are alleviated.”

Mr. Dittmer concludes, “We believe the next twelve months will be challenging for our industry due to slowdowns in the economy and furniture demand, continued inflationary pressures, and bloated retailer inventory levels which will put pressure on our profit margins in the near term.  However, I am confident that our team and the investments we made in fiscal 2022 will provide a solid foundation for long-term profitable growth.  Production at our third and newest manufacturing plant in Juarez, Mexico accelerated the reduction of our backlog, sustaining our advantage service levels in the market.  Our new distribution center in Greencastle, Pennsylvania is supporting improved service levels and growth on the East Coast.  While these recent investments to expand North American capacity may be underutilized in the near term, they will support improved customer service levels, build supply chain resiliency and provide meaningful capacity for future growth.  These initiatives combined with ongoing investments in talent, product innovation,  digital capabilities, and our brands, position us well to compete effectively in the near term as well as achieve our longer-term growth ambitions.”

Operating Results for the Fourth Quarter Ended June 30, 2022

Net sales were $124.5 million for the fourth quarter compared to net sales of $136.2 million in the prior year quarter, a decrease of $11.7 million, or 8.6%. The decrease was driven by lower sales volume in home furnishings products sold through retail stores of $7.7 million, or (6.4%), versus the prior-year quarter.    Sales of products sold through e-commerce channels decreased by $4.0 million compared to the fourth quarter of the prior year.

The Company reported a  net loss of $0.3 million, or ($0.05) per diluted share, for the quarter ended June 30, 2022, compared to a net income of $5.8 million, or $0.81 per diluted share, in the prior-year quarter. The reported net loss for the quarter ended June 30, 2022, included a $0.02 million pre-tax restructuring expense primarily for facility closures as part of the previously announced comprehensive transformation program and $3.6 million in tax expense. Excluding these items (see attached non-GAAP disclosure), the Company reported an adjusted net income of $2.2 million, or $0.41 per diluted share, as compared to an adjusted net income of $4.4 million, or $0.61 per diluted share, in the fourth quarter of the fiscal year 2021.

Gross margin as a percent of net sales for the quarter ended June 30, 2022, was 14.2%, compared to 19.4% for the prior-year quarter, a decrease of 520 basis points (“bps”). The 520-bps decrease was primarily driven by a decrease of 300-bps due to pricing promotions and inventory write-downs, a decrease of 130-bps related to capacity growth investments in a third additional manufacturing plant in Mexico, and a new distribution facility in Greencastle, PA., and a decrease of 220-bps primarily related to cost inflation for materials, labor, and transportation, offset by an increase of 130-bps related to reduced ancillary charges and price realization.

Selling, general and administrative (SG&A) expenses decreased to 11.3% of net sales in the fourth quarter of fiscal 2022 compared with 13.7% of net sales in the prior-year quarter. The decrease of 240-bps is primarily due to an increase of 270-bps due to volume increases, a decrease of 180-bps due to leverage on year-over-year sales growth, a decrease of 240-bps due to lower incentive compensation,  and a decrease of  90-bps due to reduced growth investments.

The Company reported a  tax expense of $3.6 million, or an effective rate of 108.1%, during the fourth quarter compared to a $1.3 million tax expense, or an effective rate of 17.7%, in the prior-year quarter. The effective tax rate is primarily impacted by changes in our deferred tax assets for which we do not receive the income tax benefit due to our full valuation allowance.

Restructuring Update

During the quarter, the Company incurred $0.02 million of restructuring expenses primarily due to the ongoing facility and transition costs as part of the Company’s previously announced comprehensive transformation program. The Company incurred a total of approximately $0.7 million in restructuring expenses during fiscal 2022.

Liquidity

The Company ended the quarter with a cash balance of $2.2 million and working capital (current assets less current liabilities) of $125.4 million, and availability of approximately $21.9 million under its secured line of credit.

Capital expenditures for the year ended June 30,  2022, were $3.9 million.

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, August 23,  2022, at 8:00 a.m. Central Time to discuss the results and answer questions.

•	Live conference call: 866-777-2509 (domestic) or 412-317-5413 (international)
•	Conference calls replay available through August 30, 2022: 877-344-7529 (domestic) or 412-317-0088 (international)
•	Replay access code: 6226699
•	Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10170211/f3fe9c56e3 and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,184	$1,342
Trade receivables, net	41,106	55,986
Inventories	141,212	161,125
Other	4,950	9,421
Assets held for sale	616	666
Total current assets	190,068	228,540

NONCURRENT ASSETS:
Property, plant and equipment, net	38,543	39,783
Operating lease right-of-use assets	38,189	27,057
Other	1,941	1,399

TOTAL ASSETS	$268,741	$296,779
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$32,147	$67,773
Accrued liabilities	32,480	31,978
Total current liabilities	64,627	99,751

LONG-TERM LIABILITIES:
Lines of credit	37,739	3,500
Other liabilities	34,815	25,560
Total liabilities	137,181	128,811

SHAREHOLDERS' EQUITY:	131,560	167,968

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$268,741	$296,779

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net sales	$124,517	$136,172	$544,282	$478,925
Cost of goods sold	106,845	109,759	471,602	382,195
Gross margin	17,672	26,413	72,680	96,730
Selling, general and administrative	14,091	18,599	66,733	67,977
Restructuring expense	15	698	730	3,422
(Gain) loss on disposal of assets	—	—	(1,400)	(5,881)
Litigation settlement costs	—	12	—	12
Operating income	3,566	7,104	6,617	31,200
Other income (expense):
Other income	5	7	121	277
Interest (expense)	(233)	(10)	(835)	(10)
Total other income (expense)	(228)	(3)	(714)	267
Income before income taxes	3,338	7,101	5,903	31,467
Income tax expense	3,609	1,260	4,050	8,419
Net (loss) income	$(271)	$5,841	$1,853	$23,048
Weighted average number of common shares outstanding:
Basic	5,470	6,850	6,329	7,200
Diluted	5,470	7,177	6,503	7,468
(Loss) earnings per share of common stock
Basic	$(0.05)	$0.85	$0.29	$3.20
Diluted	$(0.05)	$0.81	$0.28	$3.09

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	For the years ended June 30,
	2022	2021
OPERATING ACTIVITIES:
Net income	$1,853	$23,048
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	5,171	5,210
Deferred income taxes	—	2,111
Stock-based compensation expense	1,020	3,738
Changes in provision for (recoveries) losses on accounts receivable	(260)	1,470
Change in reserve for VAT receivable	—	(237)
(Gain) on disposition of capital assets	(1,782)	(5,948)
Changes in operating assets and liabilities	1,991	(62,084)
Net cash provided by (used in) operating activities	7,993	(32,692)
INVESTING ACTIVITIES:
Purchases of investments	—	(47)
Proceeds from sale of investments	—	46
Proceeds from sale of capital assets	1,937	18,643
Capital expenditures	(3,853)	(2,580)
Net cash (used in) provided by investing activities	(1,916)	16,062
FINANCING ACTIVITIES:
Dividends paid	(3,911)	(2,622)
Treasury stock purchases	(35,052)	(29,757)
Proceeds from lines of credit	265,093	8,500
Payments on lines of credit	(230,854)	(5,000)
Proceeds from issuance of common stock	117	94
Shares withheld for tax payment on invested shares and options exercised	(628)	(1,440)
Net cash (used in) financing activities	(5,235)	(30,225)
Increase (decrease) in cash and cash equivalents	842	(46,855)
Cash and cash equivalents at beginning of period	1,342	48,197
Cash and cash equivalents at end of period	$2,184	$1,342

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net sales, adjusted net income (loss) and adjusted diluted earnings (loss) per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net sales, net income (loss) or diluted earnings (loss) per share of common stock as a measure of operating performance. A reconciliation of adjusted net income (loss) and adjusted diluted earnings (loss) per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net  (loss) income to non-GAAP adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net (loss) income to the calculation of non-GAAP adjusted net income for the three and twelve months ended June  30,  2022, and 2021:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2022	2021	2022	2021
Reported GAAP Net (loss) income	$(271)	$5,841	$1,853	$23,048
Restructuring expense	15	698	730	3,422
Bad debt expense	—	—	—	1,314
Inventory impairment related to restructuring	—	—	—	45
Litigation settlement costs	—	12	—	12
(Gain) on disposal of assets	—	—	(1,400)	(5,881)
Tax impact of adjustments(1)	(16)	(126)	460	291
Remeasurement of deferred tax assets and valuation allowance	2,518	(2,013)	2,518	97
Non-GAAP Net (loss) income	$2,246	$4,412	$4,161	$22,348

(1)Effective tax rates of 108.1% and 17.7% were used to calculate the three months ended June 30, 2022, and June 30, 2021, respectively. Effective tax rates of 68.6% and 26.8%  were used to calculate the twelve months ended June 30, 2022, and June 30, 2021, respectively.

Reconciliation of GAAP (loss) income per share of common stock to non-GAAP adjusted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP (loss) earnings per share to the calculation of non-GAAP adjusted earnings per share for the three and twelve months ended June 30,  2022, and 2021:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Reported GAAP Diluted (loss) income per share	$(0.05)	$0.81	$0.28	$3.09
Restructuring expense	0.00	0.10	0.11	0.46
Bad debt expense	—	—	—	0.18
Inventory impairment related to restructuring	—	—	—	0.01
(Gain) on disposal of assets	—	—	(0.22)	(0.79)
Tax impact of adjustments(1)	(0.00)	(0.02)	0.07	0.04
Remeasurement of deferred tax assets and valuation allowance	0.46	(0.28)	0.39	0.01
Non-GAAP Diluted (loss) earnings per shares	$0.41	$0.61	$0.64	$2.99

Note: The table above may not foot due to rounding.

(1) Effective tax rates of 108.1% and 17.7% were used to calculate the three months ended June 30, 2022, and June 30, 2021, respectively. Effective tax rates of 68.6% and 26.8%  were used to calculate the twelve months ended June 30, 2022, and June 30, 2021, respectively.

INVESTOR CONTACT:

Alejandro Huerta, Flexsteel Industries	563-585-8126
investors@flexsteel.com